Exhibit 10.16

SIXTH AMENDMENT TO THE
CAMERON INTERNATIONAL CORPORATION
2005 EQUITY INCENTIVE PLAN

WHEREAS, CAMERON INTERNATIONAL CORPORATION (the “Company”) has heretofore adopted the 2005 EQUITY INCENTIVE PLAN (the “EQIP Plan”); and

WHEREAS, the Company desires to amend the 2005 Equity Incentive Plan in certain respects;

NOW, THEREFORE, the 2005 Equity Incentive Plan shall be amended as follows, effective as of February 18, 2009:

1.	Section 3.1(a) shall be amended so that the last sentence thereof shall read in its entirety:
Any Shares that are subject to Awards other than Options or Stock Appreciate Rights shall be counted against this limit as one and fifty-nine tenths (1.59) Shares for every one (1) Share granted.
2.	As amended hereby, the Plan is specifically ratified and reaffirmed.

APPROVED:

/s/ William C. Lemmer
______________________________
William C. Lemmer
Senior Vice President and General Counsel

Date:  February 18, 2009